Exhibit 10.7

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of March 27, 2013, by and among (i) Sequential Brands Group, Inc., a Delaware corporation, formerly known as People’s Liberation, Inc. (the “Company”), (ii) TCP WR Acquisition, LLC (“Tengram”), and (iii) any other holder of common stock of the Company that may become a party to this Agreement after the date and pursuant to the terms hereof (collectively with Tengram, the “Stockholders”). Capitalized terms used herein without definition shall have the meanings set forth in Section 3.1.

RECITALS

A. Pursuant to a Securities Purchase Agreement, dated as of February 2, 2012 (the “Securities Purchase Agreement”), between the Company and Tengram, Tengram purchased $14,500,000 in principal amount of Convertible Debentures along with 14,500 shares of the Company’s Preferred Stock pursuant to which Tengram has the right to vote on all matters on which holders of common stock, $0.001 par value per share, of the Company (the “Common Stock” and together with all other voting equity of the Company, including the Preferred Stock, the “Equity Securities”) have the right to vote (such transaction, the “Purchase”, and the consummation of the Purchase, the “Closing”).

B. The Company, Tengram and Colin Dyne, an individual (“Dyne”), previously entered into that certain Stockholders Agreement, dated as of February 22, 2012 (the “Original Agreement”) and desire to amend and restate the Original Agreement as provided herein (including the removal of Dyne as a party thereto).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

GOVERNANCE AND MANAGEMENT OF THE COMPANY

1.1 Board Nominee Agreement.

(a) Tengram Nominees. Subject to the terms and conditions of this Section 1, in connection with any director nominees to be submitted to the Company’s stockholders for election (whether at a stockholders’ meeting or by written consent), Tengram shall have the right to nominate a number of nominees for director such that the number of directors that will be serving on the Board (determined immediately following the election of directors and assuming that the director nominee(s) designated by Tengram are elected to the Board) that have been appointed or nominated by Tengram equals three (3). The Company agrees to include any director nominees designated by Tengram (each, a “Tengram Nominee” and collectively, the “Tengram Nominees”) pursuant to this Section 1.1 in the slate of the Board’s nominees presented to the Company’s stockholders for election. Messrs. Sweedler, Eby and Gersten have been appointed to the Board as Tengram’s initial director designees.

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(b) Other Nominees. All Board nominees other than those described in Section 1.1(a) above, if any, to be presented to the Company’s stockholders for election shall be designated by the full Board of Directors, acting by majority vote.

(c) Staggered Board. The parties acknowledge that the Company currently has a staggered Board of Directors, and that it is expected that Tengram always will have one (1) director serving as a Class I Director, Class II Director and Class III Director, and that Tengram always will have the right to nominate one (1) director for election to the Board at each annual meeting of stockholders.

(d) Existing Board Nominee Agreement. The parties acknowledge that the Company is party to that certain Preemptive Rights and Board Nominee Agreement, dated as of October 1, 2011, by and among the Company, Tennman WR-T, Inc. (“TWR”), and Alvin Gossett (the “Preemptive Rights and Board Nominee Agreement”), pursuant to which TWR has rights to appoint, and has appointed, Alvin Gossett to serve on the Board.

1.2 Qualification for Service on the Board. Tengram’s right to designate a Tengram Nominee as a Board nominee pursuant to Section 1.1(a) above, and the Company’s obligations with respect thereto, is conditional upon the following:

(a) the Tengram Nominee consenting in writing to serve as director if elected;

(b) the Tengram Nominee providing the Company with all information reasonably required for a board appointment as requested by the Company from time to time concerning the Tengram Nominee and his nomination, including his completion of the Company’s non-employee director questionnaire and providing the Company with all other information that the Company is required to include in its proxy statement with respect persons nominated by the Company’s Board of Directors;

(c) the Tengram Nominee complying at all times while serving on the Company’s Board of Directors, with all applicable laws including, without limitation, federal securities laws and state fiduciary duty laws; and

(d) the Tengram Nominee complying at all times while serving on the Company’s Board of Directors, with the Company’s policies applicable to all non-employee directors of the Company, including, without limitation, insider trading policies, confidentiality agreements, and codes of ethics.

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If at any time a Tengram Nominee fails to comply with his obligations under this Section 1.2, the Company, upon approval of the Board, acting by majority vote, may provide the Tengram Nominee with written notice of his failure to so comply, which notice shall specify in reasonable detail the Tengram Nominee’s failure to so comply. If the Tengram Nominee does not cure such failure within fifteen (15) days following the date written notice is provided to the Tengram Nominee, then the Tengram Nominee shall no longer qualify for service on the Company’s Board of Directors, the Tengram Nominee shall immediately tender to the Board his resignation as a director of the Company, which resignation shall be effective upon receipt, and Tengram shall not have the right to again nominate such person as a Tengram Nominee for a period of three (3) years following such resignation.

1.3 Vacancies on the Board. If a vacancy is created on the Board as a result of the death, disability, retirement, resignation or removal of any Tengram Nominee, then Tengram shall have the right to designate such person’s replacement, and the Board shall fill the vacancy caused by such death, disability, retirement, resignation or removal with the person so designated as the replacement.

1.4 Company Actions. The Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), to cause the election, removal and replacement of directors and members of committees in the manner contemplated in, and otherwise give the fullest effect possible to, the provisions of this ARTICLE I.

1.5 Approvals. Except as required by Applicable Law, all actions requiring the approval of the Board shall be approved by a majority of the directors present at any duly convened Board meeting or by unanimous written consent of the directors without a meeting, in each case in accordance with the provisions of the Delaware General Corporation Law and the by-laws of the Company.

1.6 Corporate Opportunities. (i) No Stockholder and no member, manager, partner or Affiliate of any Stockholder or their respective officers, directors, employees or agents (any of the foregoing, a “Stockholder Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or one of its Subsidiaries may, but for the provisions of this Section 1.6, have an interest or expectancy (“Corporate Opportunity”), and (ii) no Stockholder or any Stockholder Group Member (even if also an officer or director of the Company) will be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company, on behalf of itself and its Subsidiaries, renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company, provided that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer of the Company whether or not such individual is also a director or officer of a Stockholder, if such opportunity is expressly offered to such Person in his or her capacity as an officer of the Company and the Stockholders recognize that the Company reserves such rights.

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1.7 Termination. This ARTICLE I, and the rights and obligations of the Stockholders under this ARTICLE I, shall terminate on the earliest of (i) the date that Tengram’s beneficial ownership of the Common Stock (which, for purposes of such calculation, shall include shares of Common Stock underlying the Debenture and Warrants) is less than 20% of the Fully Diluted Common Stock, (ii) the date that Tengram and its Affiliates no longer own at least 50% of the shares of Common Stock (which, for purposes of such calculation, shall include shares of Common Stock underlying the Debenture) acquired by Tengram pursuant to the Securities Purchase Agreement, and (iii) the tenth (10th) anniversary of the date of the Original Agreement.

ARTICLE II

PREEMPTIVE RIGHTS

2.1 Equity Purchase Rights.

(a) The Company hereby grants to Tengram, so long as Tengram is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) (the “Preemptive Stockholder”) the right to purchase its Pro Rata Portion of all or any part of New Securities that the Company or any Subsidiary may, from time to time after the Closing, propose to sell or issue for cash. The number or amount of New Securities which the Preemptive Stockholder may purchase pursuant to this Section 2.1(a) shall be referred to as the “Equity Purchase Shares.” The equity purchase right provided in this Section 2.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof. The Preemptive Stockholder may assign its rights to make such purchase to any other member of its Stockholder Group.

(b) The Company shall give written notice of a proposed issuance or sale described in Section 2.1(a) to the Preemptive Stockholder within 15 Business Days following any meeting of the Board at which any such issuance or sale is approved and at least 30 days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the proposed manner of disposition, the number or amount and description of the shares proposed to be issued, the proposed issuance date and the proposed purchase price per share. Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

(c) At any time during the 30-day period following the receipt of an Issuance Notice, the Preemptive Stockholder shall have the right to elect irrevocably to purchase its Pro Rata Portion of the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by the Preemptive Stockholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (i) obtain required approvals of Government Entities and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals and (ii) permit the Preemptive Stockholder to complete its internal capital call process following the 15-day notice period; provided that the extension pursuant to this clause (ii) shall not exceed 60 days.

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(d) If the Preemptive Stockholder fails to exercise fully the equity purchase right within the periods described above, the Company or the applicable Subsidiary shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which the Preemptive Stockholder failed to exercise the option set forth in this Section 2.1 on terms no less favorable to the Company or the applicable Subsidiary than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within 120 days after the receipt by the Preemptive Stockholder of the Issuance Notice and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required approvals of Government Entities and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals. In the event that the Company has not sold such New Securities within such 120-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preemptive Stockholder in the manner provided in this Section 2.1.

(e) The preemptive rights granted under this ARTICLE II shall terminate on the earliest of (i) the date that Tengram’s beneficial ownership of the Common Stock (which, for purposes of such calculation, shall include shares of Common Stock underlying the Debenture) is less than 20% of the Fully Diluted Common Stock, (ii) the date that Tengram and its Affiliates no longer own at least 50% of the shares of Common Stock (which, for purposes of such calculation, shall include shares of Common Stock underlying the Debenture) acquired by Tengram pursuant to the Securities Purchase Agreement, and (iii) the tenth (10th) anniversary of the date of the Original Agreement.

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ARTICLE III

DEFINITIONS

3.1 Certain Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Agreement, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement and (b) the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person, (ii) any Person directly or indirectly owning or Controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner or trustee of any such Person described in clause (i) or (ii).

“Agreement” means this Amended and Restated Stockholders Agreement, as amended from time to time in accordance with Section 4.6.

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Closing” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Preamble.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” has the meaning set forth in the Preamble.

“Control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

“Convertible Debenture” means the Senior Secured Convertible Debenture Due January 31, 2015 and held by Tengram.

“Corporate Opportunity” has the meaning set forth in Section 1.6.

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“Equity Securities” has the meaning set forth in the Recitals.

“Fully Diluted Common Stock” shall mean all of the Common Stock of the Company, assuming conversion, exercise or exchange of all outstanding convertible or exchangeable securities, options, warrants and similar instruments into or for Common Stock (regardless of whether such convertible securities, options, warrants or similar securities are then convertible or exercisable, and without regard to any limitations on exercise or conversion thereof).

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Information” means all information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives, and any other information supplied by the Company in connection with the Purchase (whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise), together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (x) is or becomes generally available to the public through no action or omission by any Stockholder or its Representatives or (y) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its subsidiaries, or any of their respective Representatives, that to the best of such Stockholder's knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation.

“New Securities” means Common Stock or Common Stock Equivalents of the Company or of any Subsidiary other than (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities issued upon the exercise or exchange of or conversion of any securities of the Company issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) securities issued to Tennman WR-T, Inc., pursuant to the exercise of its preemptive rights in accordance with the Preemptive Rights and Board Nomineee Agreement.

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“Permitted Transferee” means as to any Stockholder: (i) the owners of such Stockholder in connection with any liquidation of, or a distribution with respect to an equity interest in, such Stockholder (including but not limited to any distribution by a Stockholder to its limited partners); or (ii) an Affiliate of such Stockholder; provided that in no event shall any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity Controlled by any portfolio company of any Stockholder constitute a “Permitted Transferee”. Any Stockholder shall also be a Permitted Transferee of the Permitted Transferees of itself.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock issued to Tengram at the Closing.

“Pro Rata Portion” means for the purposes of Section 2.1, on any issuance date for New Securities, the number or amount of New Securities equal to the product of (i) the total number or amount of New Securities to be issued by the Company or its applicable Subsidiary on such date and (ii) the fraction determined by dividing (A) the number of shares of Common Stock (which, for purposes of such calculation, shall include shares of Common Stock underlying the Debenture) owned by such Preemptive Stockholder immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding (which, for purposes of such calculation, shall include shares of Common Stock underlying the Debenture) on such date immediately prior to such issuance.

“Purchase” has the meaning set forth in the Recitals.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of any Stockholder any person nominated to the Board or a Committee by such Stockholder.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” has the meaning set forth in the Recitals.

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“Stockholder Group” means, with respect to any Stockholder, such Stockholder and the Stockholder Group Members of such Stockholder.

“Stockholder Group Member” has the meaning set forth in Section 1.6.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means each Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding capital stock or other equity interests.

“Tengram” has the meaning set forth in the Recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities owned by a Person or any interest (including but not limited to a beneficial interest) in any shares of Equity Securities owned by a Person.

4.2 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibits and Annexes hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Annexes and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Annexes to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Article III and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Stockholders as provided under Section 4.6, this Agreement may be terminated only by the unanimous agreement of the Company and Tengram. Nothing in this Agreement shall relieve any party from any liability for the breach of any obligations set forth in this Agreement.

4.2 Confidentiality. Tengram agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent Tengram from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (c) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to its Representatives that in the reasonable judgment of Tengram need to know such Information or (g) to any potential Permitted Transferee in connection with a proposed Transfer of Equity Securities from Tengram as long as such transferee agrees to be bound by the provisions of this Section 4.2, provided that, in the case of clause (a), (b) or ( c), Tengram shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

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4.3 Restrictions on Other Agreements; Conflicts.

(a) Following the date hereof, Tengram shall not enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities that conflicts with the terms of this Agreement.

(b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s by-laws. Tengram covenants and agrees to vote its Common Stock (including Preferred Stock) and to take any other action reasonably requested by the Company to amend the Company's by-laws or certificate of incorporation so as to avoid any conflict with the provisions hereof.

4.4 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things, and shall execute and deliver all such further agreements, certificates, instruments and documents, as any other parties hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

4.5 No Recourse. Notwithstanding anything to the contrary in this Agreement, the Company and each Stockholder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any former, current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future officer, agent or employee of any Stockholder or any former, current or future member of any Stockholder or any former, current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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4.6 Amendment; Waivers, etc. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if any such amendment, action or omission to act, has been approved by the Company and Tengram, provided that this Agreement may not be amended in a manner adversely affecting the rights or obligations of any Stockholder which does not adversely affect the rights or obligations of all similarly situated Stockholders in the same manner without the consent of such Stockholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Stockholder granting such waiver in any other respect or at any other time.

4.7 Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by Tengram without the prior written consent of the Company or by the Company without the prior consent of Tengram, provided that any Stockholder may assign all or a portion its rights (but not its obligations) hereunder to any member of its Stockholder Group that is or becomes a Stockholder.

4.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

4.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns.

4.10 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by reputable overnight courier or (d) sent by fax (provided a confirmation copy is sent by one of the other methods set forth above), to the addresses set forth on the signature pages attached hereto (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

4.11 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

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4.12 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

4.13 Entire Agreement. This Agreement, together with the exhibits hereto, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

4.14 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

4.15 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any such suit, action or other proceeding except in such courts). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth or referred to in Section 4.10 shall be effective service of process for any such suit, action or other proceeding. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or other proceeding in (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

4.16 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it understands and has considered the implications of this wavier and makes this wavier voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Agreement.

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4.17 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. In the event that the Company or Tengram shall file suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including, without limitation, reasonable attorney's fees and expenses.

4.18 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

4.19 Removal of Colin Dyne as a Party. The Company, Tengram and Dyne hereby acknowledge and agree that, as of the date of this Agreement, Dyne is hereby removed as a party to this Agreement and the Original Agreement and shall have no further rights or obligations hereunder or thereunder.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

SEQUENTIAL BRANDS GROUP, INC.	Address for Notice:

By: /s/Yehuda Shmidman	1065 Avenue of Americas, Suite 1705
Name: Yehuda Shmidman	New York, NY 10018
Title: Chief Executive Officer

TCP WR ACQUISITION, LLC	Address for Notice:

By: /s/William Sweedler	15 Riverside Ave
Name: William Sweedler	Westport, CT 06880
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED

COLIN DYNE

By: /s/Colin Dyne

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